Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated January 11, 2022, relating to the financial statements of StartEngine Collectibles Fund II, LLC as of and for the period ended December 31, 2021, which includes an explanatory paragraph regarding substantial doubt about its ability continue as a going concern and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

January 28, 2022